UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2021

AMERIPRISE FINANCIAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $.01 per share)	AMP	The New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2021, Ameriprise Financial, Inc. (the “Company”) entered into a fourth amended and restated credit agreement with the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender and Issuing Lender, Bank of America, N.A. and Citibank, N.A. as Co-Syndication Agents, and Credit Suisse AG, New York Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., U.S. Bank National Association and BMO Harris Bank N.A. as Co-Documentation Agents (the “Restated Credit Agreement”). Wells Fargo Securities, LLC, BofA Securities, Inc. and Citibank, N.A. served as Joint Lead Arrangers and Joint Bookrunners. The Restated Credit Agreement amends, restates and supersedes that certain third amended and restated credit agreement entered into by the Company on October 12, 2017.

The Restated Credit Agreement provides for an unsecured revolving credit facility with an aggregate principal commitment amount at any time outstanding of up to $1 billion. The Company may increase the aggregate principal commitment amount to up to $1.250 billion upon the satisfaction of certain conditions. Extensions of credit under the facility may be applied by the Company for working capital or any other general corporate purposes and may be made in the form of revolving loans, swingline loans, and letters of credit. The Company may request that revolving loans be made in Dollars, Euros, Sterling, Swiss Francs, Yen, or other currency subject to the terms of the Restated Credit Agreement. Subject to the terms set forth in the Restated Credit Agreement, the Company may borrow, prepay and re-borrow amounts under the facility at any time prior to the termination of the facility. The Company may request that certain subsidiaries of the Company be joined as borrowers under the facility, pursuant to the terms set forth in the Restated Credit Agreement.

Interest rates owed by the Company in connection with extensions of credit pursuant to the Restated Credit Agreement are determined by reference to an identified market rate, plus an applicable margin that fluctuates based on the then current rating of the Company’s senior unsecured long-term debt. The Company will also pay, on a quarterly basis, a facility fee on the aggregate amount of commitments by lenders under the facility, whether used or unused.

The Restated Credit Agreement contains customary representations and warranties, covenants and events of default. The financial covenants require the Company to maintain an interest coverage ratio which exceeds 4.00 to 1.00 and to not permit its consolidated leverage ratio to exceed 3.25 to 1.00, subject to a temporary increase after certain material acquisitions. The Restated Credit Agreement also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including, without limitation, restricting fundamental changes to the business, certain affiliate transactions, and limiting liens and subsidiary indebtedness to the greater of $750 million and 40% of Consolidated EBITDA for the relevant period. In addition, the Restated Credit Agreement provides for certain events of default, the occurrence of which could result in the acceleration of the Company’s obligations under the facility and the termination of the lenders’ obligation to extend credit pursuant to the Restated Credit Agreement.

The lending commitments under the facility are scheduled to expire on June 11, 2026, unless extended by the Company and agreed to by the lenders pursuant to the terms of the Restated Credit Agreement for up to two, one-year periods. Upon the expiration of the facility, the Company will be required to pay in full all obligations then outstanding.

This description of the Restated Credit Agreement is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a complete copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in response to this Item 1.01.

In the ordinary course of business, the Company and its affiliates have engaged, and may in the future engage, certain parties to the Restated Credit Agreement or the affiliates of such parties to provide commercial banking, investment banking, product distribution and other services for which the Company or its affiliates pay customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
Exhibit 10.1	Fourth Amended and Restated Credit Agreement dated as of June 11, 2021 among Ameriprise Financial, Inc., as Borrower, the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender and Issuing Lender, Bank of America, N.A. and Citibank, N.A. as Co-Syndication Agents, and Credit Suisse AG, New York Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., U.S. Bank National Association and BMO Harris Bank N.A. as Co-Documentation Agents, and Wells Fargo Securities, LLC, BofA Securities, Inc. and Citibank, N.A. as Joint Lead Arrangers and Joint Bookrunners.

Exhibit 104	Cover page (embedded within the Inline eXtensible Business Reporting Language)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)
Date: June 11, 2021

	By:	/s/ Wendy B. Mahling
Wendy B. Mahling
Senior Vice President — Corporate Secretary & Securities and Corporate Law